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                                                                      Exhibit 12


                          HONEYWELL INTERNATIONAL INC.
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                       Three Months Ended March 31, 2003
                             (Dollars in millions)


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
Determination of Earnings:
Income before taxes .....................................................      $ 373
Add (Deduct):
   Amortization of capitalized interest .................................          6
   Fixed charges ........................................................        107
   Equity income, net of distributions ..................................          2
                                                                               -----
      Total earnings, as defined ........................................      $ 488
                                                                               =====

Fixed Charges:
Rents(a) ................................................................      $  23
Interest and other financial charges ....................................         84
                                                                               -----
                                                                                 107
Capitalized interest ....................................................          3
                                                                               -----
      Total fixed charges ...............................................      $ 110
                                                                               -----
Ratio of earnings to fixed charges ......................................       4.44
                                                                               =====
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(a) Denotes the equivalent of an appropriate portion of rentals representative of the interest factor on all rentals other than for capitalized leases.